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                                                                    EXHIBIT 10.2

                                  New Atlanta

                     JAVA SERVLET TECHNOLOGY LEADERS



                         SERVLETEXEC RESELLER AGREEMENT
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     THIS AGREEMENT is made and entered into this 15 day of Dec., 1998, by and
                                                  --        ----
between New Atlanta Communications, LLC, a Georgia limited liability company ("NAC") and ThinWeb Software Corporation, a Canada company ("Reseller").

     WHEREAS, Reseller markets a software product called "WebCrumbs" and may develop and market other software products in the future ("Products"); and

     WHEREAS, NAC has developed a software product called "ServletExec"; and

     WHEREAS, NAC and Reseller desire to enter into a contractual arrangement under which Reseller will acquire the right to license and market ServletExec in connection with the sale of its Products;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. NAC hereby grants to Reseller during the term of this Agreement a nonexclusive right to license and a privilege to market, sell, and distribute ServletExec, Version 2.0 (the "License") subject to the conditions set forth in this Agreement.

     2. The License shall be granted to Reseller for the marketing, sale, and distribution of ServletExec to customers of Reseller, so long as ServletExec is bundled with Reseller's Products. Reseller shall not have the right to license the use of ServletExec in any other manner, including, but not limited to, its use as a standalone product.

     3. NAC shall provide Reseller with the source code for the installation scripts for ServletExec for all supported servers, which Reseller may use and/or modify for integrated installation of the Products with ServletExec. NAC shall provide technical assistance to Reseller in modifying the installation scripts.

     4. a. Reseller shall have the right to purchase the License from NAC for use with WebCrumbs version 1.0 in accordance with the following schedule:

         A bundle of 50 Licenses -$1,000
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         b.  Reseller shall have the right to purchase the License from NAC for use with WebCrumbs version 2.0, and other software products that may be developed and marketed in the future in accordance with the following pricing schedule:

         (1) A bundle of 20 Licenses - $3,900
         (2) A bundle of 50 Licenses - $8,500
         (3) A bundle of 100 Licenses - $14,500
         (4) A unlimited number of Licenses, so long as any such License is sold and distributed within 3 years after the execution date of this Agreement - $90,000


         b. At any time during the term of this Agreement, Reseller shall have the right to up-grade to the unlimited License option under Section 4.a.(4) by paying NAC an amount equal to the difference between the price for the unlimited License option and the price for the License options previously purchased by Reseller under Section 4 prior to such upgrade.

         c. The pricing terms set forth in this Section 4 shall continue to apply to any upgrades of the ServletExec Version 2.x series made by NAC during the term of this Agreement. Customers of Reseller shall be entitled to receive free of charge any upgrades to the ServletExec Version 2.x series made by NAC during the term of this Agreement.

     5. If at any time during the term of this Agreement Reseller markets, sells, or distributes WebCrumbs version 2.0 without bundling ServletExec 2.0 as provided herein, this Agreement will immediately be terminated, and Reseller will pay the sum of $10,000 to NAC as liquidated damages.

     6. NAC shall provide technical support to Reseller and Reseller's customers as is customarily provided by NAC to ServletExec retail customers. Currently, NAC provides unlimited support to such customers for ServletExec installation and configuration problems via telephone and email during normal business hours (9:00 am to 6:00 pm EST).

     7. Reseller agrees to perform such services which NAC may reasonably request to assist in the marketing and sales of ServletExec to customers of Reseller.

     8. NAC shall have the right to identity Reseller as a customer and licensee of ServletExec software in NAC's marketing literature, including press releases. This shall include the right to display Licensee's corporate logo on NAC's web site. Such marketing material and use of Licensee's logo shall require the prior approval of Licensee; such approval shall not be unreasonably withheld.

     9. This Agreement shall have a term of one (1) year beginning on February 1, 1999 and ending on January 31, 2000. This Agreement shall automatically renew for an additional one (1) year term, unless Reseller gives NAC written notice of its intent not to renew this Agreement at least thirty (30) days prior to the expiration of the initial one (1) year term. The pricing terms set forth in Section 4 shall remain in effect during such renewal term; provided that the cost of any
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Licenses purchased during the initial term under Sections 4.a.(1)-(3) shall not be credited against the cost of an upgrade under Section 4.a (4) if such option is exercised during the renewal term. If the unlimited License option under
Section 4.a (4) is exercised during the renewal term, the 3 year period for selling and distributing such Licenses shall begin on the commencement date of the renewal term.

     10. Payments for Licenses under the terms of this Agreement shall be made prior to the transfer of any Licenses purchased hereunder. NAC will deliver ServletExec serial numbers in the appropriate quantities to Reseller within two
(2) business days after receipt of payment. For unlimited licenses under Section 4.a.(4), NAC shall deliver an initial quantity of 300 serial numbers; subsequent quantities of 300 serial numbers shall be delivered within two (2) business days of receipt of a written request from Reseller.

     11. Reseller agrees to include a copy of NAC's license agreement of ServletExec with each shipment and sale of such product and further agrees to take such steps as may be necessary to insure that its customers comply with the terms and conditions of such license agreement.

     12. Reseller agrees to keep all of the terms and conditions of this Agreement confidential and shall not disclose any provision of this Agreement to any other party without the prior written consent of NAC. This confidentiality provision shall remain in full force and effect subsequent to the termination of this Agreement.

     13. a. Reseller acknowledges that NAC may disclose to Reseller certain Confidential Information during the course of Reseller's activities pursuant to this Agreement. Reseller acknowledges and agrees that the Confidential Information is the sole and exclusive property of NAC and that NAC owns all property rights related thereto. Reseller acknowledges and agrees that the disclosure of the Confidential Information to Reseller does not confer upon Reseller any license, interest, or rights of any kind in or to the Confidential Information except as otherwise provided in this Agreement.

          b. Except as otherwise provided in this Agreement, Reseller will hold in confidence and not use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, indirectly or directly, in any form, or for any purpose, the Confidential Information made available to Reseller under this Agreement, without the prior written consent of NAC.

          C. To the extent that Confidential Information constitutes a trade secret under applicable law, the obligations of Reseller with respect to the Confidential Information shall remain in effect for as long as such information shall remain a trade secret under applicable law. To the extent such Confidential Information does not constitute a trade secret, its obligations with regard to the Confidential Information shall remain in effect during the term of this Agreement and for two years thereafter. Such obligations shall not apply if and to the extent that (1) Reseller establishes that the information communicated was already known to Reseller, without obligation to keep it confidential, at the time of its receipt from NAC; (2) Reseller establishes that the information communicated was received by Reseller in good faith from a third party lawfully in
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possession thereof and having no obligation to keep such information confidential; or (3) Reseller establishes that the information communicated was publicly known at the time of its receipt by Reseller or has become publicly known other than by a breach of this Agreement or other action by Reseller.

          d. Confidential Information shall include, but is not limited to, trade secrets, customer or account lists, supplier lists, pricing information, receipts, financial information relating to NAC's business, marketing arrangements, strategic plans, and any other information and data relating to the business of NAC which is disclosed to Reseller by NAC as a consequence of or through its relationship with NAC and which has value to NAC and is not generally known by its competitors.

     14. This Agreement may be terminated by either party upon giving the other party at least 30 days prior written notice to the addresses listed below if the other party materially breaches any of the terms and conditions of this Agreement and such breach is not cured within 30 days of receipt of written notice describing the breach. No such termination shall affect any rights or obligations which arise hereunder prior to such termination.

     15. All notices or other communications made pursuant to this Agreement shall be given in writing by registered or certified mail which shall be addressed to the following addresses (or to such other addresses as may have been provided by the parties subsequent to the execution of this Agreement):

     New Atlanta Communications, LLC    ____________________________
     c/o Vincent Bonfanti               ____________________________
     10510 Timberstone Road             ____________________________
     Alpharetta, Georgia 30022-5838     ____________________________


Unless otherwise specifically provided herein, each such notice or communication shall be deemed given at the time it is mailed by certified mail, return receipt requested, postage prepaid, in any post office or branch post office regularly maintained by the United States Government.

     16. Subject to paragraph 17 below, the ServletExec software provided by NAC to Reseller is provided on an "as is" basis, without any warranty of any kind, either express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. NAC's liability, if any, shall be limited to the price paid by Reseller for the License granted to its customer for the ServletExec software and in no event will NAC be liable to Reseller or to any other person for any damages, including incidental or consequential damages, arising out of the use or inability to use the ServletExec software, or any other program, data, material, or information provided by NAC under this Agreement.

     17. Notwithstanding anything to the contrary in paragraph 16 above, NAC agrees to indemnify and hold Reseller harmless from any and all claims or causes of action, including any
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and all costs, expenses and attorney's fees related thereto, asserting that
ServletExec (including any upgrades, updates or new releases thereof) as delivered by NAC to Reseller or as bundled by Reseller with the Products infringes any proprietary rights of any third party.

     18. Except to the extent that NAC would be obligated to indemnify Reseller pursuant to paragraph 17 above, Reseller agrees to indemnify and hold NAC harmless from any claims or cause of action, including any costs, expenses, and attorney's fees related thereto, brought against NAC by any party with respect to any matter arising under this Agreement, including, but not limited to, the bundling and sale or distribution by Reseller of ServletExec with its Products.

     19. All of the terms, covenants, agreements, and conditions herein contained shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, assigns, and legal representatives.

     20. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia in all respects.

     21. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid and unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereby execute this Agreement on the day and year first above written.


RESELLER                           NEW ATLANTA COMMUNICATIONS, LLC
By:                                By:
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Printed Name:  Cory Reid                        Vincent Bonfanti
Title:         VP Technology                    President